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N E W S R E L E A S E

FOR IMMEDIATE RELEASE APRIL 23, 2003	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Carlos Fernandez-Guzman 305-231-6518 Andrew Skobinsky 305-231-6556

BANKUNITED ANNOUNCES RECORD INCOME – UP 28% IN SECOND QUARTER

MICRO MARKET RETAIL STRATEGY SETS DIRECTION FOR FUTURE

Coral Gables, FL—BankUnited Financial Corporation, parent company of BankUnited, FSB, continued its record-breaking quarterly earnings pace and has announced net income of $9.6 million for the second quarter of fiscal 2003, which ended on March 31, 2003. Second-quarter results are up 28% from $7.5 million for the same period in the prior year. Basic and diluted earnings were $0.37 and $0.35 per share, respectively, in the second quarter versus $0.29 and $0.28 per share, respectively, for the corresponding period last year. This represents increases of 28% and 25% for basic and diluted earnings per share, respectively.

Net income for the first six months of fiscal 2003 was $18.4 million compared to $14.4 million for the same period last year, a 28% increase. Basic and diluted earnings per share for the six months ended March 31, 2003, were $0.72 and $0.67, respectively, versus $0.57 and $0.54, respectively, for the same period in the prior year. This represents increases of 26% and 24% for basic and diluted earnings per share, respectively.

Highlights for the Quarter Ended March 31, 2003:

•	Ninth consecutive quarter of record net-income
•	Total loan production reached $657 million, up 28% from the same period in the prior year
•	Total loan balances grew $183 million, excluding pre-pays of loans serviced by others (LSBO)
•	Recurring non-interest income increased to $5.0 million, up 14 % over the same period last year
•	Core deposits grew to $1.3 billion, up 18% over the same period last year
•	Non-interest bearing deposits grew by 39% from the same prior year period to reach $145 million
•	Total assets reached $6.6 billion
•	Retired high-interest debt
•	Book value per common share is up 17% from the same prior year period to $14.23
•	Opened 41st banking office

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Second Quarter Results Discussion

Alfred R. Camner, Chairman and Chief Executive Officer said, “It has been another record-breaking quarter for BankUnited, and I am extremely pleased that the company was able to exceed analysts’ earnings estimates. This quarter we took a decisive step to reduce high interest debt by redeeming our 9.60% Cumulative Trust Preferred Securities. This resulted in a charge to earnings of $1.8 million, which was partially offset by a $1.1 million life insurance benefit payment. Without this strategic charge, we would have displayed even stronger results this quarter.”

Camner added, “I am also very pleased with our strong loan production growth. This enabled the company’s loan balances to grow by $47 million, in the face of substantial loan pre-payments. More importantly, excluding pre-payments of residential loans purchased from and serviced by others (LSBO) our loan balances grew by $183 million. As our LSBO portfolio finishes pre-paying over the next several quarters, we anticipate even stronger growth in total loan balances.”

Lending Performance – Strong Residential Originations

Total loan originations reached $657 million this quarter, up 28% from the corresponding period last year. Residential loan originations, net of BankUnited’s consumer mortgage loans, reached an impressive $471 million this quarter, an increase of 38% over the second quarter of fiscal year 2002, and contributed significantly to the company’s overall lending results. Management continues its policy of not purchasing LSBOs and relying on strong BankUnited-originated residential production for growth.

Consumer loan production, which includes consumer mortgage loans originated through the branch network, reached $97 million this quarter, up 23% from the same period in the prior year.

Net Interest Margin and Pre-Payments

The effect of industry-high levels of residential loan pre-payments coupled with market-driven competitive deposit pricing, has resulted in a net interest margin of 1.96% this quarter as compared to 2.20% for the same period in the prior year, and 2.04% in the previous quarter.

The current interest rate environment has presented a particular challenge in the form of industry-wide acceleration of prepayments on residential loans. The effect of pre-payments was felt strongly by BankUnited in the area of LSBOs, which were purchased several years ago. This portfolio, which stood at $687 million at September 30, 2002, has pre-paid at a rate more than double that of the bank’s self-originated residential portfolio, and now has a balance of $381 million. BankUnited anticipates continued rapid pre-payments and substantial depletion of this portfolio over the next several quarters, which will continue to have an adverse effect on the company’s interest-rate margin until reaching its end. Notwithstanding the high pre-payment levels, BankUnited’s loan portfolio showed growth of $183 million over the quarter ended December 31, 2002. BankUnited will continue to offset the LSBO run-off with BankUnited-originated loans and expects this strategy to help strengthen the interest margin over time.

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Non-Interest Income Shows Growth

Total non-interest income for the quarter reached $6.1 million, which was up 39% as compared to the same period in the prior year. Continuing the policy of primarily selling the bank’s originated fixed-rate conforming residential loans, the company realized sales-gains of $1.9 million from the sale of assets, in the form of loans and securitized loans, which were originated for sale. Also included in non-interest income was a life insurance benefit of $1.1 million. Without the aforementioned benefit payment, non-interest income would have been $5.0 million, a 14% increase over the prior year period.

Non-Interest Expense and Efficiency Ratio

A $1.8 million charge incurred in the complete redemption of the company’s 9.60% Cumulative Trust Preferred Securities, totaling $46 million, resulted in an increase of 16% in non-interest expense over this period last year. Without this occurrence, expenses related to normal operations would have shown a 7% year-over-year increase, reflecting the company’s expansion. Management continues to institute expense control programs while allowing for expenditures that will enhance infrastructure and promote growth.

Reflecting the higher expense level created by the redemption, the efficiency ratio was 58.8% for the quarter, up from 55.8% this time last year. Without this debt-redemption expense, and excluding the aforementioned life insurance benefit payment, this ratio would have been 55.6%.

Deposit mix shifts toward transaction accounts

Total deposits increased to $3.1 billion as compared to $3.0 billion as of December 31, 2002, and are up 7% from the end of the second quarter of fiscal 2002. The company notes particularly that core deposits grew by 18% to reach $1.3 billion as compared to this time last year. Attention should also be paid to the growth in non-interest bearing deposits, which showed an impressive jump of 39% from the second quarter last year to reach $145 million. This shift in the deposit mix illustrates the company’s increasing ability to acquire account relationships that can be deepened through cross-sell efforts.

The company believes that the branch network will continue to play a vital role in building household banking relationships and toward this objective has opened its 41st branch location in the Broward County community of Wilton Manors.

Asset Quality

BankUnited places great importance on safeguarding its credit quality, and supports this through high credit standards and a centralized credit policy area. Second quarter results, however, indicated an increase in non-performing loans as a percentage of total loans. This increase is primarily attributed to the delay in the closing of a commercial loan pay-off, scheduled for quarter end.

Given the company’s focus on real estate secured lending, allowance for loan losses as a percentage of total loans is currently at a level of 0.53%, up from 0.46% for the second quarter last year.

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Total Assets and Capital Ratios and Book Value

Assets continue to grow, and now total $6.6 billion versus $5.6 billion at this time last year.

BankUnited, FSB is maintaining its strong capital position well in excess of regulatory requirements, with core and risk-based capital ratios of 7.5% and 16.9%, respectively.

Book value per common share is up 17% from the same prior year period to $14.23.

Retirement of High Interest Debt

During the quarter, the company called for redemption all of its 9.60% Junior Subordinated Deferrable Interest Debentures which are held by its trust subsidiary, BankUnited Capital II. As a result, the 9.60% Cumulative Trust Preferred Securities (Nasdaq: BKUNZ) were redeemed on March 28, 2003, at a price of $25.00 per share plus accumulated and unpaid interest. The Company anticipates retiring additional high-interest debt through funds raised through additional debt or equity offerings in the near future.

Strategic Direction – Micro Market Roll Out

Shortly following the close of the quarter, BankUnited launched its micro-market strategy for the retail banking operation. The initiative, which divided the company’s marketplace into eleven micro markets, is designed to provide BankUnited customers with an even greater level of high-touch service and to significantly enhance community ties. Emphasizing that it is a true market-driven strategy, the company has empowered its micro-market managers with enhanced decision-making abilities, greater latitude in community sponsorship and involvement, and customer-centric promotions and product bundles.

Ramiro Ortiz, President and Chief Operating Officer, stated, “This should prove to be a highly effective approach in our efforts to build true long-term, loyal, banking relationships. By offering our customers the advantages of community-bank service, localized decision-making, and market-savvy bankers backed by our asset strength and broad product array, we will likely change the banking landscape in our markets. We have carved a niche for ourselves by offering more products and services than our community bank competitors, and more high-touch, personalized and flexible service than our larger regional competitors. We are very enthusiastic about the potential of this plan and have the utmost confidence in the strong BankUnited team that will carry it out.”

About BankUnited

BankUnited Financial Corporation is the parent company of BankUnited, FSB, the largest banking institution headquartered in Florida. Offering a full array of consumer and commercial banking products and services, BankUnited operates 41 banking offices throughout Miami-Dade, Broward, Palm Beach, and Collier Counties. BankUnited can be accessed on the Internet at www.buexpress.com.

BankUnited’s Class A Common Stock trades on the Nasdaq National Market under the trading symbol BKUNA. BankUnited’s 9.0% Trust Preferred Securities trade on the New York Stock Exchange under the trading symbol BUFPrC.

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Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company’s operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company’s securities.

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BankUnited Financial Corporation

Quarter Ended March 31, 2003 Earnings Release

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2003	2002	2003	2002
	(dollars and shares in thousands, except per share data)
Operations Data:
Interest income:
Interest and fees on loans	$58,421	$64,161	$119,634	$130,248
Interest on mortgage-backed securities	19,296	15,183	32,967	28,633
Interest on short-term investments	110	163	227	314
Interest and dividends on long-term investments and other interest-earning assets	3,463	2,886	6,722	5,843

Total interest income	81,290	82,393	159,550	$165,038
Interest expense:
Interest on deposits	21,112	25,882	43,756	54,803
Interest on borrowings	24,754	23,131	47,886	46,366
Preferred dividends of Trust Subsidiary	5,259	4,945	10,135	9,874

Total interest expense	51,125	53,958	101,777	111,043

Net interest income	30,165	28,435	57,773	53,995
Provision for loan losses	1,250	2,450	2,550	5,400

Net interest income after provision for loan losses	28,915	25,985	55,223	48,595
Other income:
Service fees on loans	56	635	308	1,056
Service fees on deposits	991	819	2,020	1,635
Service fees other	312	237	604	439
Gain on sales of loans, securities, and other assets (1)	1,860	973	4,523	2,394
Insurance and investment income	626	1,084	1,320	2,181
Other income	2,212	664	3,022	1,220

Total other income	6,057	4,412	11,797	8,925
Other expense:
Employee compensation	9,708	7,635	18,369	14,413
Occupancy and equipment	3,005	2,692	5,953	5,316
Insurance and professional fees	1,489	1,510	2,916	2,773
Telecommunications and data processing	1,209	1,154	2,419	2,161
Loan servicing expense	362	809	847	1,732
Advertising and promotion expense	1,256	1,725	2,443	3,280
Other operating expenses	4,282	2,792	6,599	5,117

Total other expense	21,311	18,317	39,546	34,792

Income before income taxes	13,661	12,080	27,474	22,728
Provision for income taxes	4,055	4,615	9,082	8,326

Net income	$9,606	$7,465	$18,392	$14,402

Earning Per Share Data:
Net income	$9,606	$7,465	$18,392	$14,402
Preferred stock dividends	79	51	158	101

Net income available to common stockholders	$9,527	$7,414	$18,234	$14,301

Basic earnings per common share:	$0.37	$0.29	$0.72	$0.57

Weighted average common shares	25,539	25,195	25,398	25,131

Diluted earnings per common share:	$0.35	$0.28	$0.67	$0.54

Weighted average diluted common shares	27,710	26,929	27,572	26,846

(1) Consists of the following:

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2003	2002	2003	2002
Gain on sales of loans and securitizations	$1,896	$509	$3,129	$1,097
(Loss)/Gain on sales of investments and other assets	$(36)	$464	$1,394	$1,297

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BankUnited Financial Corporation

Quarter Ended March 31, 2003 Earnings Release (continued)

	As of March 31,
	2003	2002
	(dollars in thousands)
Selected Balance Sheet Data:
Asset Data:
Total assets	$6,610,146	$5,631,193
Cash and cash equivalents	$87,663	$345,928
Investment securities	$211,635	$134,811
Mortgage-backed securities	$1,967,638	$1,086,689
Loans:
Residential loans	$3,122,413	$3,010,088
Commercial and commercial real estate loans	489,594	414,945
Consumer loans (1)	105,936	93,908
Unearned discounts, premiums and loan fees	33,499	27,296
Allowance for loan losses	(21,662)	(17,831)

Loans receivable, net (excluding loans held for sale)	$3,729,780	$3,528,406
Loans held for sale	$323,568	$289,928
FHLB Stock	$100,118	$83,869
Liability Data:
Total liabilities	$6,240,560	$5,322,295
Deposits:
Non-interest bearing deposits	$145,309	$104,251
Interest bearing checking and money market deposits	449,419	288,369
Savings	713,422	733,610
Certificates of Deposit	1,764,062	1,759,142

Total deposits	$3,072,212	$2,885,372
Borrowings	$2,742,032	$2,153,921
Trust preferred securities	$260,463	$232,592
Equity Data:
Total stockholders' equity	$369,586	$308,898
Preferred equity	$5,345	$4,246
AVERAGE BALANCE SHEET DATA (For the three months ended March 31,)
Loans, net	$4,013,507	$3,906,684
Investment securities	$202,344	$140,174
Mortgage-backed securities	$1,793,259	$992,438
Interest-earning assets	$6,082,107	$5,108,079
Assets	$6,368,959	$5,324,783
Interest bearing deposits	$2,941,220	$2,742,509
Non-interest-bearing deposits	$130,030	$97,740
Borrowings	$2,580,855	$1,907,170
Trust preferred securities	$289,142	$213,597
Interest-bearing liabilities	$5,811,217	$4,863,276
Liabilities	$6,008,584	$5,016,672
Stockholders' equity	$360,375	$308,110

(1)	Excludes consumer mortgage products which are included in Residential Loans.

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BankUnited Financial Corporation

Quarter Ended March 31, 2003 Earnings Release (continued)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2003	2002	2003	2002
Selected Data:
Performance Data:
Return on average tangible common equity	11.66%	10.72%	11.39%	10.42%
Return on average assets	0.60%	0.56%	0.61%	0.55%
Yield on interest-earning assets	5.32%	6.43%	5.49%	6.54%
Cost of interest-bearing liabilities	3.46%	4.38%	3.61%	4.56%
Net interest yield on earning assets (margin)	1.96%	2.20%	2.00%	2.15%
Net interest spread	1.86%	2.05%	1.88%	1.98%
Efficiency Ratio	58.83%	55.76%	56.84%	55.27%

	As of March 31,
	2003	2002
	(dollars and shares in thousands, except per share data)
Equity Data:
Book value per common share	$14.23	$12.14
Closing price of Class A Common Stock	$17.65	$14.98
Common shares outstanding	25,597	25,097
Average equity to average assets for the three months ended March 31,	5.66%	5.79%

Non-Performing Assets:
Non-accrual loans	$36,931	$25,124
Restructured loans	311	638

Total non-performing loans	37,242	25,762

Non-accrual tax certificates	568	939
Real estate owned	4,765	5,821

Total non-performing assets	42,575	32,522

Allowance for losses on tax certificates	606	939
Allowance for loan losses	21,662	17,831

Total allowance	$22,268	$18,770

Non-performing assets to total assets	0.64%	0.58%
Non-performing loans to total loans	0.91%	0.67%
Allowance for loan losses as a percentage of total loans	0.53%	0.46%
Allowance for loan losses as a percentage of non-performing loans	58.17%	69.21%
Net charge-offs for the three months ended March 31,	$441	$2,302
Net annualized year-to-date charge-offs as a percentage of average total loans	0.06%	0.18%

Capital Ratios:
Tangible capital ratio (1)	7.5%	6.9%
Core capital ratio (1)	7.5%	6.9%
Risk-based capital ratio (1)	16.9%	14.9%

(1)	Capital ratios are for BankUnited FSB only.

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